As filed with the Securities and Exchange Commission on May 11, 2011

Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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MAGAL SECURITY SYSTEMS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 70, Industrial Zone, Yehud 56100, Israel
(Address of Principal Executive Offices) (Zip Code)

MAGAL SECURITY SYSTEMS LTD.
THE 2010 INCENTIVE OPTION SCHEME
(Full title of the plan)
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Senstar Inc.
13800 Coppermine Road, Second Floor, Herndon, VA 20171
Attention: President
(Name and address of agent for service)

Tel: 703-463-3088
(Telephone number, including area code, of agent for service)

Copies to:
Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200	Sarit Molco, Adv. S. Friedman & Co. Advocates Europe Israel House 2 Weizman Street Tel Aviv 64239 Israel +(972) (3) 6931931

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐      Accelerated filer ☐
Non-accelerated filer ☒      Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Ordinary Shares, par value NIS 1.0 per share	510,575	$3.13	$1,598,099.75	$185.54

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 1.0 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the Magal Security Systems Ltd. 2010 Incentive Option Scheme by reason of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices ($3.14 and $3.11) of the Ordinary Shares, as quoted on the NASDAQ Global Market on May 9, 2011.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0001161.

___________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this "Registration Statement") will be sent to or given to participants in the Magal Security Systems Ltd.’s 2010 Incentive Option Scheme as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-21388):

(a)	The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2010;

(b)	The Registrant's Reports on Form 6-K furnished to the Commission on April 11, 2011 and April 12, 2011; and

(c)	The description of the Registrant's ordinary shares contained in the Registrant's Annual Report on Form 20-F for the year ended December 31, 2010.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her fiduciary duty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Insurance of Office Holders

Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holder’s duty of care to the company or another person; (ii) a breach of the office holder’s fiduciary duty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders

Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts performed by the office holder in such capacity for (i) a monetary liability imposed upon the office holder in favor of another person by any court judgment, including a settlement or an arbitration award approved by a court; (ii) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (iii) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, or in connection with a criminal action in which the office holder was acquitted, or in connection with a criminal action in which the office holder was convicted of a criminal offence that does not require proof of criminal intent.

Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following: (i) a breach by the office holder of his fiduciary duty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (ii) a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently; (iii) any act or omission done with the intent to unlawfully yield a personal benefit; or (iv) any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by Israeli law.  We maintain a directors’ and officers’ liability insurance policy with a per claim and aggregate coverage limit of $20 million, including legal costs incurred in Israel.  In addition, our audit committee, board of directors and shareholders resolved to indemnify our office holders, pursuant to a standard indemnification agreement that provides for indemnification of an office holder in an amount up to $5 million.  To date, we have provided letters of indemnification to certain of our officers and directors.

Pursuant to the Law for Efficient Enforcement Process in the Securities Authority (Legislation Amendment) 5771-2011, or the Enforcement Law, the ISA may impose fines on public companies, their senior office holders and employees, for the certain actions or omissions stipulated in the Enforcement Law.  While almost all of the fineable actions and omissions stipulated do not apply to dual listed companies such as our company, the ISA may impose fines on us or our office holders if we do not make a public filing in Israel of any information or report that was publicly filed with the SEC, or if we do not furnish any information that was required by the ISA.  Pursuant to the Enforcement Law, a company may not purchase, directly or indirectly, insurance for these proceedings and such insurance if purchased is void.  The Enforcement Law further provides that a company or its controlling shareholder may not, directly or indirectly, indemnify an office holder or employee against, or otherwise pay, fines that were imposed on them pursuant to the Enforcement Law.  However, under the Enforcement Law, if permitted by a company’s articles of association, a company is entitled to purchase insurance and indemnify for payment of damages to any injured person and for expenses incurred by office holders or employees in connection with proceedings conducted against them, including reasonable litigation expenses such as legal fees.  A company may undertake to provide such indemnification in advance.  In addition, pursuant to a recent amendment to the Israeli Companies Law, effective as of May 14, 2011, the ISA shall have similar administrative and enforcement authorities with respect to certain breaches of corporate governance rules that are stipulated by the Israeli Companies Law.  The above restrictions and limitations on insurance and indemnification of officeholders apply also to proceedings conducted by the ISA pursuant to the Israeli Companies Law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.	EXHIBITS.

Exhibit No.

4.1	Memorandum of Association, as amended (1)

4.2	Articles of Association, as amended (2)

4.3	Magal Security Systems Ltd. The 2010 Incentive Option Scheme (3)

5.1	Opinion of S. Friedman & Co., Advocates

23.1	Consent of S. Friedman & Co., Advocates (included in Exhibit 5.1)

23.2	Consent of Kost Forer Gabbay and Kasierer, a Member of Ernst & Young Global

23.3	Consent of Consent of Salles, Sáinz - Grant Thornton, S. C. (relating to Senstar Stellar Latin America, S. A. de C.V.)

24.1	Power of Attorney (included as part of this Registration Statement)

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(1)
Filed as an exhibit to the Registrant’s Registration Statement on Form F-1 (File No. 33-57438), filed with the Securities and Exchange Commission on January 26, 1993, as subsequently amended, and incorporated herein by reference.

(2)
Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 33-57438), filed with the Securities and Exchange Commission on January 26, 1993, and incorporated herein by reference; and an amendment thereto filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-6246), filed with the Securities and Exchange Commission on January 7, 1997, and incorporated herein by reference; and a further amendment thereto filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on June 29, 2001, and incorporated herein by reference.

(3)	Filed as Exhibit 2.3 to the Registrant's Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on April 11, 2011, and incorporated herein by reference.

Item 9.  Undertakings.

(a)             The undersigned registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yehud, Israel on May 11, 2011.

MAGAL SECURITY SYSTEMS LTD.
(Registrant)

By: /s/Eitan Livneh
Name: Eitan Livneh
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eitan Livneh and Ilan Ovadia, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Magal Security Systems Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 11, 2011 by the following persons in the capacities indicated.

Signature	Title
/s/Jacob Perry Jacob Perry	Chairman of the Board of Directors
/s/Eitan Livneh Eitan Livneh	President and Chief Executive Officer
/s/Ilan Ovadia Ilan Ovadia	Chief Financial Officer and Principal Accounting Officer
/s/Jacob Even-Ezra Jacob Even-Ezra	Director
/s/Nathan Kirsh Nathan Kirsh	Director
/s/Shaul Kobrinsky Shaul Kobrinsky	Director
________________ Zeev Livne	Director
/s/Jacob Nuss Jacob Nuss	Director
/s/Liza Singer Liza Singer	Director
/s/Barry Stiefel Barry Stiefel	Director
Senstar Inc. By: W. Paul Trouten Name: W. Paul Trouten Title: Acting President and Manager	Authorized Representative in the United States